Exhibit 10.2

RESTRICTED STOCK UNIT GRANT

PURSUANT TO THE TERMS OF THE

AMENDED AND RESTATED FRONTIER OIL CORPORATION 1999 STOCK PLAN

1.  Grant of Restricted Stock Units. Pursuant to the terms of Section 6(e) of the Amended and Restated Frontier Oil Corporation 1999 Stock Plan (the “Plan”), Frontier Oil Corporation (“Company”) hereby grants to [ ] (“Grantee”) as an “Other Stock-Based Award” [ ] Restricted Stock Units (“RSUs”) which shall be (i) credited to the RSU Account (described in Paragraph 4) and (ii) subject to the terms of the Plan and this document. RSUs are not actual shares of Common Stock, but instead are utilized solely for the purpose of measuring the benefits payable under this RSU Grant. This grant shall be effective as of April 7, 2006 (“RSU Grant”). The purpose of this RSU Grant is to compensate Grantee for the impact of Company’s special dividend paid January 11, 2006 on Grantee’s unexercised stock options. All capitalized terms not defined herein shall have the meanings set forth in the Plan.

2.  RSUs Are Issued Under and Are Subject to the Plan and this Document. The RSU Grant is granted pursuant to and to implement the Plan and is subject to the provisions of the Plan (which is incorporated herein by reference) and the provisions of this document. By acceptance of the RSU Grant, Grantee agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan as implemented by the RSU Grant. All capitalized terms in the RSU Grant have the meanings set forth in the Plan unless otherwise specifically provided. All references to specified paragraphs pertain to paragraphs of this RSU Grant unless otherwise provided.

3.  Vesting. All RSUs subject to this RSU Grant shall become 100% vested as of the earlier of (i) February 21, 2007, (ii) Grantee’s date of death, (iii) Grantee’s “disability” (as defined in Internal Revenue Code (the “Code”) section 409A(a)(2)(C)) or (iv) Grantee’s Retirement (the “Vesting Date”). As used herein, “Retirement” means Grantee’s termination of employment with the Company and its Affiliates for reasons other than Cause on or after reaching age 63, or, if after age 55 and prior to age 63, with the consent of the Committee. As used herein, “Cause” means (i) willful misconduct by Grantee in connection with the performance of his or her duties, including, without limitation, misappropriation of funds or property of the Company or its Affiliates, (ii) a criminal conviction or plea of nolo contendre or other conduct by Grantee that could reasonably be expected to result in injury to the reputation of the Company or any Affiliate or (iii) the continued, willful and deliberate nonperformance of your duties, other than by reason of a physical or mental illness or incapacity. Should Grantee’s employment with the Company and its Affiliates be terminated for any reason other than the foregoing, all unvested RSUs shall be immediately forfeited, unless, and to the extent, the Committee, in its sole discretion, provides otherwise.

4.  Establishment of Accounts. The Company shall maintain an appropriate bookkeeping record (the “RSU Account”) that will reflect Grantee’s name and the number of RSUs credited to Grantee.

5.  Dividends. As of each date that cash dividends are paid with respect to Common Stock, to the extent that Grantee has any outstanding RSUs credited to his RSU Account, Grantee shall receive cash equal to the dollar amount of dividends paid per share of Common Stock multiplied by the number of RSUs credited to Grantee’s RSU Account as of the payment date of such dividend. As of each date that stock dividends are paid with respect to Common Stock, to the extent that Grantee has any outstanding RSUs credit to his RSU Account, Grantee shall receive Common Stock equal to the number of shares distributed per share of Common Stock multiplied by the number of RSUs credited to Grantee’s RSU Account as of the payment date of such dividend. Notwithstanding the foregoing, if payment of such amounts as of the dividend payment date would subject Grantee to excise tax under section 409A of the Code, payment shall not be made until such time as payment is made under Paragraph 7 hereunder.

6.  Reduction for Taxes. To the extent Company is required to withhold taxes for payments or distributions made as a result of this RSU Grant, Company shall be entitled to reduce the RSU Account by the number of shares of Common Stock sufficient to satisfy such withholding obligations.

7.  Payment of Amounts in the RSU Account. Except in the case of RSUs that vest upon Retirement, one share of Common Stock for each vested RSU in Grantee’s RSU Account, along with any stock dividends deposited therein pursuant to Paragraph 5, shall be transferred to such Grantee as soon as administratively feasible, but not later than sixty (60) days following the Vesting Date. With respect to RSUs that vest upon Retirement, one share of Common Stock for each vested RSU in Grantee’s RSU Account, along with any stock dividends deposited therein pursuant to Paragraph 5, shall be transferred to such Grantee on the date that is six (6) months following Grantee’s “separation from service” (within the meaning of section 409A of the Code) from the Company.

8.  Death Prior to Payment. In the event that Grantee dies, any transfer of Common Stock due under this document shall be made to Grantee’s estate within sixty (60) days following the Company’s notification of Grantee’s death.

9.  Change in Control. In the event of a Change in Control, all RSU’s shall become 100% vested; provided, however, payment shall not be made upon a Change in Control unless such Change in Control also constitutes a change of control event under section 409A of the tax Code.

10.  Unfunded Arrangement, No Voting Rights. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. This RSU Grant shall be unfunded. To the extent that Grantee has a right to receive Common Stock or payments from Company under the RSU Grant, such right shall not be greater than the right of any unsecured general creditor of Company and such right shall be an unsecured claim against the general assets of Company. Company shall not be required to segregate any assets that may at any time be represented by cash or rights thereto, nor shall this RSU Grant be construed as providing for such segregation, nor shall Company, the Board or the Committee be deemed to be a trustee of any cash or rights thereto to be granted under this Plan. Any liability or obligation of Company to any Grantee with respect to this RSU Grant shall be based solely upon any contractual obligations that may be created by this RSU Grant, and no such liability or obligation of Company shall be deemed to be secured by any pledge or other encumbrance on any property of Company. Until such time as shares of Common Stock are issued to Grantee, Grantee shall have no voting or other rights of a shareholder with respect to any RSU.

11.  Assignability. No right to receive payment hereunder shall be transferable or assignable by Grantee except by will or the laws of descent and distribution or pursuant to a domestic relations order. Any attempted assignment of any benefit under this RSU Grant in violation of this Paragraph shall be null and void.

12.  Amendment and Termination. No amendment or termination of the RSU Grant shall be made by the Board or the Committee at any time without the written consent of Grantee. No amendment or termination of the Plan will adversely affect the rights, privileges and option of Grantee under the RSU Grant without the written consent of Grantee except as the Committee may deem necessary or advisable to prevent adverse tax consequences to Grantee under Section 409A of the Code.

13.  No Guarantee of Tax Consequences. Neither Company nor any Parent or Subsidiary nor the Board or Committee makes any commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for the benefits under the RSU Grant.

14.  No Guarantee of Employment. Nothing in this RSU Grant shall confer on Grantee the right of continued employment with the Company or its Affiliates, nor shall this RSU Grant restrict the rights of the Company or its Affiliates from terminating Grantee’s employment at any time for any reason.

15.  Severability. In the event that any provision of the RSU Grant shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the RSU Grant, and the RSU Grant shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

16.  Governing Law. The RSU Grant shall be construed in accordance with the laws of the State of Wyoming to the extent federal law does not supersede and preempt Wyoming law.

Executed this 7th day of April, 2006.

“COMPANY”

FRONTIER OIL CORPORATION

By:
Michael C. Jennings
Executive Vice President & Chief Financial Officer

Accepted this ____ day of April, 2006.

“GRANTEE”

By:

Printed Name: